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                                                                       EXHIBIT 4

                            NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this "Agreement") is made and entered into this 8th day of September 2004, by and between InterCept, Inc., a Georgia corporation ("InterCept"), Fidelity Information Services, Inc., an Arkansas corporation ("FIS"), Fidelity National Financial, Inc., a Delaware corporation ("FNF"), and their respective successors and assigns (InterCept, FIS, FNF and such successors and assigns are hereinafter individually each a "Company" and collectively the "Companies") and John Collins, an individual ("Shareholder").

                                 R E C I T A L S

WHEREAS, FNF and InterCept and certain subsidiaries of FNF propose to enter into that certain Agreement and Plan of Merger, dated as of September 8, 2004 (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of FNF will merge with and into InterCept;

WHEREAS, Shareholder will receive a significant economic benefit from the transactions contemplated by the Merger Agreement;

WHEREAS, without Shareholder's agreement to enter into and be bound by this Agreement, FNF would not be willing to enter into the Merger Agreement;

WHEREAS, InterCept is in the business of developing and marketing the following products and services: core data processing, check processing and imaging, electronic funds transfer, debit card processing and data communications for the banking industry (the "Company's Business"); and

WHEREAS, FNF and Shareholder recognize that the application of Shareholder's experience, knowledge and abilities to the business of a competitor would cause irreparable damage to the Companies and to the value sought to be obtained in the Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Companies and Shareholder, intending to be legally bound, hereby agree as follows.

                                A G R E E M E N T

      1. TERM. The term of this Agreement shall commence on the date the merger contemplated by the Merger Agreement is consummated (the "Commencement Date") and end three years thereafter.

      2. COMPENSATION. Shareholder has agreed to forego substantial business opportunities under this Agreement. In order to compensate Shareholder for the restrictions herein, Shareholder shall receive from FNF the sum of $2,100,000.00 payable as of the Commencement Date.

      3. NON-COMPETITION AND NON-SOLICITATION. Unless Shareholder receives an advance written waiver as described in Section 4.2 below, for a period ending three years after the Commencement Date, Shareholder shall not, either directly or indirectly through a third

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party, either on Shareholder's own behalf or on behalf of another person or entity, engage in or assist others in the following activities:

            3.1 Soliciting, recruiting or hiring to work any person who is employed at the time of such solicitation, recruitment or hiring by a Company or any of its subsidiaries, or who was employed by a Company or any of its subsidiaries at any time during the preceding 12 months, except (i) any person whose employment has been terminated may be solicited after the date that is 90 days after the date of such termination to work in any business that does not constitute the Company's Business and (ii) Mr. Collins' assistant April Barwick;

            3.2 Soliciting, diverting or appropriating any business of any of the types constituting the Company's Business from any of the Customers or Prospective Customers with which Shareholder has had Material Contact during Shareholder's employment with InterCept or any of its subsidiaries. For the purposes of this provision, "Material Contact" shall mean: (i) contact between Shareholder and such Customer or Prospective Customer in an effort to further the Company's Business; or (ii) supervision/management of contact between subordinate employees and such Customer or Prospective Customer. For purposes of this provision, "Customers" shall mean persons or entities that are either currently doing business with InterCept or any of its subsidiaries as of the Commencement Date or to which InterCept or any of its subsidiaries provided services during the 12 month period prior to the Commencement Date, and "Prospective Customers" shall mean persons or entities from which InterCept or any of its subsidiaries actively solicited business within the six month period preceding the Commencement Date; and

            3.3 Entering into or engaging in any activity which competes with the Company's Business, in any country where a Company or any of its subsidiaries conducts the Company's Business except as set forth on Exhibit "A" hereto. In addition to the matters set forth on Exhibit "A," this provision shall not restrict Shareholder from owning a passive investment interest of less than 5% of the outstanding equity ownership or shares in an organization represented by securities publicly traded on a recognized national securities exchange or the NASDAQ National Market System.

      4.    REMEDIES FOR BREACH OF RESTRICTIVE COVENANTS.

            4.1 The parties to this Agreement recognize that irreparable harm would result from any breach by Shareholder of Section 3 of this Agreement and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in addition to any other remedy which may be available to a Company, if Shareholder breaches a restrictive covenant in this Agreement, the parties acknowledge that injunctive relief in favor of the Companies is proper.

            4.2 A waiver of any of Shareholder's obligations under this Agreement shall be ineffective unless it is set forth in writing and signed by the Chairman of the Board of FNF.

            4.3 If a court of competent jurisdiction determines that any of the restrictions in this Agreement are overbroad, the parties agree that such term shall be deemed modified to permit enforcement to the maximum extent allowed by law.

            4.4   If Shareholder breaches any of Shareholder's covenants in
Section 3 of this Agreement, the period following the Commencement Date during which such covenant is in

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effect shall be extended by the period of time between Shareholder's breach and the date a court of competent jurisdiction enters an injunction restraining further breach of the covenant.

      5. NO GROSS-UP PAYMENTS. The Companies and Shareholder acknowledge and agree that they believe the payment made pursuant to this Agreement to be reasonable compensation to Shareholder for complying with the restrictive covenants contained herein after the Commencement Date and, even if it is finally determined that any portion of the payment hereunder is a "parachute payment" (as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), shall not be considered a "parachute payment" for purposes of this Agreement or any other contract, agreement, arrangement or plan of or with any of the Companies or any entity affiliated with any of the companies, including but not limited to the Employment Agreement dated the 30th day of January 1998 by and between the Shareholder and InterCept as such may be amended or extended (the "Employment Agreement"). The payments hereunder shall not be considered for purposes of determining the amount of the Gross-Up Payment (as defined in the Employment Agreement), if any, under Section 4g of the Employment Agreement (or any similar provision of any other contract, agreement, arrangement or plan). For instance, should the total amount of payments and benefits under the Employment Agreement or otherwise not result in a payment pursuant to Section 4g thereof without the inclusion of the payments hereunder, no Gross-Up Payment shall be due pursuant to such Section 4g. The Shareholder acknowledges and agrees that this provision modifies Section 4g of the Employment Agreement and such modification complies with the provisions of
Section 11 of the Employment Agreement.

      6. SUCCESSORS. Each Company's rights and obligations under this Agreement shall inure to the benefit of and be binding upon such Company's successors and assigns. Any successor or assignee of a Company is authorized to enforce the restrictive covenants herein as if the name of such successor or assignee replaced such Company throughout this Agreement.

      7.    MISCELLANEOUS.

            7.1 GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

            7.2 ENTIRE AGREEMENT. This Agreement, together with any employment agreements, change of control agreements or other agreements containing any nonsolicitation or noncompetition covenants, entered into by the Shareholder with any of the Companies prior to or after the Commencement Date, sets forth the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter between Shareholder and any Company. This Agreement and such other agreements set forth separate and independent noncompetition and nonsolicitation covenants and shall not be deemed to limit each other in any way. Shareholder agrees that all of the Shareholder's registration rights set forth in Shareholder's Employment Agreement, dated as of January 30, 1998, shall terminate as of the Commencement Date.

            7.3 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Shareholder and by the Chairman of the Board of FNF.

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            7.4   NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by Shareholder or by the Chairman of the Board of FNF, as applicable. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

            7.5 SEVERABILITY. Subject to Section 4.3, to the extent any provision of this Agreement is found to be invalid or unenforceable, the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

COUNTERPART EXECUTION. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

By: /s/ John Collins
    ---------------------------
Name: John Collins

InterCept, Inc.

By: /s/ G. Lynn Boggs
    ---------------------------
Name: G. Lynn Boggs

Its: President

Fidelity Information Services, Inc.

By: /s/ William P. Foley, II
    ---------------------------
Name: William P. Foley, II

Its: Chairman and CEO

Fidelity National Financial, Inc.

By: /s/ William P. Foley, II
    ---------------------------
Name: William P. Foley, II

Its: Chairman and CEO

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                                    EXHIBIT A

      The parties agree that Shareholder shall not be prohibited by Section 3 from maintaining the following business relationships during the term of this Agreement.

   -     Director and Shareholder, Nexity Bank

   -     Director and (indirect) Shareholder, El Banco

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